SEPARATION AGREEMENT AND RELEASE OF CLAIMS

This Separation Agreement and Release of Claims (“Agreement”) is made by and between Jeffrey Welch (“Employee”), an individual, and Burke & Herbert Bank & Trust Company (“B&H” or the “Bank”), a bank conducting business in the Commonwealth of Virginia. Employee and B&H may be referred to hereinafter individually as a “Party” and collectively as the “Parties”.

WHEREAS, Employee is employed with B&H as its Chief Credit Officer (“CCO”) on an at-will basis;

WHEREAS, the Parties have discussed the terms of Employee’s transition from his role as CCO, effective as of December 31, 2024 (the “Separation Date”), and in recognition of Employee’s years of service with the Bank, B&H desires to provide Employee with certain separation benefits; and

WHEREAS, Employee acknowledges that he has had at least twenty-one (21) days to review this Agreement and that, if Employee desires to receive the Separation Benefits in Section 2 of this Agreement, Employee must execute this Agreement on (but not before or after) the Separation Date;

NOW THEREFORE, in consideration of the mutual promises and releases contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.Final Payments. Regardless of whether Employee signs this Agreement, Employee shall receive the following:

a.Final Pay. Provided Employee diligently performs all of the responsibilities that accompany the CCO position and fully supports any and all transition activities to a new or acting CCO, B&H agrees to pay Employee’s base salary (which is $13,461.54 per biweekly pay period) through the Separation Date, less applicable taxes and other required withholding, in accordance with regular payroll procedures.

b.Group Health Plan. Provided eligibility requirements are met, Employee and currently enrolled dependents shall be eligible to continue participation in the B&H group medical plan pursuant to the health care continuation coverage available under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). Employee shall be solely responsible for electing such coverage by properly returning the COBRA election form that Employee will receive.

c.SERP Contribution. Employee will receive a contribution under the Bank’s Supplemental Executive Retirement Plan (“SERP”) for 2024 equal to 20% of Employee’s $350,000 base
.salary, subject to the terms and conditions of the SERP.

d.Cash Incentive Payment. Employee will remain eligible for the 2024 cash incentive payments under the Merger Incentive Plan of not less than $250,000 and not more than $380,000 in the aggregate, in the discretion of B&H, less taxes and other applicable withholding, payable not later than March 15, 2025.

e.Nonqualified Deferred Compensation Plan. Employee will receive payment of his vested accounts under the terms of the Burke & Herbert Bank & Trust Company Nonqualified Deferred Compensation Plan for Employees and Directors (“NQDC Plan”), made in accordance with the terms of the NQDC Plan.
2.Separation Benefits. Following the end of Employee’ s employment on the Separation Date, in consideration of Employee’s execution without revocation of this Agreement, including the release set forth herein, and compliance with Employee’s obligations in this Agreement, the Bank shall provide Employee the following (“Separation Benefits”):

a.Separation Pay. One (1) year’s worth of salary continuation payments at Employee’s 2024 annual base salary rate ($350,000), payable over the 24 semi-monthly pay periods in 2025, less taxes and other applicable withholding.

b.Payment of COBRA Premiums. Provided Employee is eligible (and remains eligible) for COBRA coverage and timely elects COBRA coverage, the Bank will pay the entire cost of COBRA coverage for Employee and Employee’s spouse through December 31, 2025. Following such date, Employee will be solely responsible for the full cost of any such COBRA coverage through any remaining COBRA coverage period.

c.Accelerated Vesting of RSUs. Subject to approval by the Compensation Committee,, Employee’s 773 time-based restricted stock units (“RSUs”) granted under the 2023 Stock Incentive Plan (“SIP”), shall become fully vested as of the Separation Date, settled in cash in accordance with the terms of the SIP. For the avoidance of doubt, all of Employee’s unvested performance-based RSUs under the SIP and any other plan will terminate and be forfeited upon the Separation Date.

Except as set forth in this Agreement or as required by federal or state law and/or under the terms of any of B&H’s tax-qualified plans, this Agreement sets forth the full extent of severance and benefits to which Employee is or may be entitled as a result of the separation of Employee’s employment, and Employee shall not be entitled to any additional compensation relating to Employee’s employment, retirement, or separation from employment.

3.Additional Acknowledgements and Agreements. In further consideration of the Separation Benefits provided above, Employee represents and warrants to each of the following:

a.Resignation of Bank Appointments. Employee shall be deemed to have terminated his CCO position effective on the Separation Date.

b.Return of Equipment and Documents. Employee certifies by execution of this Agreement that, on or before the Separation Date, Employee has returned to B&H any and all equipment and documents (whether in hard copy or electronic form) belonging to the Bank, except that Employee may retain documents pertaining exclusively to Employee’s employment such as payroll stubs, benefits information, etc.

c.Business Expense Reimbursement. Employee agrees that, within fifteen (15) days of Separation Date, Employee will submit Employee’s final documented expense reimbursement statement reflecting all business expenses Employee incurred through the Separation Date, if any, for which Employee seeks reimbursement. B&H will reimburse Employee for these expenses pursuant to its regular business practice. Any reimbursements that constitute deferred compensation within the meaning of Section 409A shall be made or provided in accordance with the requirements of Section 409A, including that (i) in no event shall any fees, expenses or other amounts eligible to be reimbursed under this Agreement be paid later than the last day of the calendar year next following the calendar year in which the applicable expenses were incurred; and (ii) the amount of expenses eligible for reimbursement that B&H is obligated to pay or provide, in any given calendar year shall not affect the expenses B&H is obligated to reimburse in any other calendar year.
d.Cooperation Clause. Employee agrees that Employee will cooperate with B&H and Burke & Herbert Financial Services Corp. (“Company”) in their investigation, defense, or prosecution of any potential or actual claim or lawsuit by or against any Releasee (as defined in Section 4 below). As used herein, the term “cooperate” means being available from time to time for meetings with counsel, not communicating with non-governmental parties known to be adverse to B&H or the Company except by way of deposition or trial testimony, being available for deposition and trial testimony upon instruction of counsel for B&H or the Company, and executing those documents and truthful affidavits requested from time to time by counsel to B&H or the Company; provided, however, that nothing herein shall preclude Employee from responding to or participating in any inquiry by any government agency. B&H agrees that, if Employee’s assistance is requested by B&H or the Company following the Separation Date, the Bank will reimburse Employee for any lost wages or leave, as well as any reasonable expenses, Employee incurs in assisting B&H in any such matter.

e.Other Representations. Employee represents and warrants: (i) Employee has accurately recorded and been properly paid for all time worked on behalf of B&H; (ii) Employee has received all salary, wages, commissions, bonuses, and other compensation due to the Employee, other than the amounts set forth in this Agreement; (iii) Employee is not entitled to any change in control benefits under the Change in Control Agreement executed between Employee and B&H effective June 16, 2014 (“CIC Agreement”); and (iv) Employee has not engaged in and is not aware of any unlawful conduct relating to the business of B&H.

4.Release. Employee, on Employee’s own part and on behalf of Employee’s descendants, dependents, heirs, executors, administrators, assigns, and successors, hereby covenants not to sue and fully releases, acquits, and discharges B&H and the Company, and their respective parent(s), subsidiaries , affiliates, owners, directors, officers, agents, employees, shareholders, representatives, assigns, insurers, and successors (collectively referred to as the “Releasees”) with respect to and from any and all claims, agreements, contracts, actions, suits, causes of action, attorneys’ fees, damages, and liabilities of whatever kind or nature, in law, equity or otherwise, whether known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which Employee has owned or held against the Releasees at any time up to the date of this Agreement, including, without limitation, those arising out of or in any way connected with Employee’s employment relationship, retirement, or separation of employment.

Waiver of Claims under the Age Discrimination in Employment Act. Employee recognizes that, in signing this Release of Claims, Employee is waiving Employee’s right to pursue any and all claims under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq. (“ADEA’’) arising prior to the date that Employee executes this Release. Employee understands that Employee may take twenty-one (21) days from the date this Release is presented to Employee to consider whether to execute this Release. Employee is advised that Employee may wish to consult with an attorney prior to execution of this Release. Once Employee has executed this Release, Employee may revoke the Release at any time during the seven (7) day period following Employee’s execution of the Release. After seven (7) days have passed following Employee’s execution of this Release, Employee’s execution of this Release shall be final and irrevocable.

Nothing in this Agreement shall be construed as prohibiting Employee from participating in any investigation or proceeding conducted by the EEOC or by a comparable state or local human rights agency, and any other agency where the right to make a complaint cannot be waived. Notwithstanding the foregoing, by signing this Agreement, Employee is agreeing to waive Employee’s right to recover monetary damages associated with any charge, complaint, or lawsuit filed with any such agency, unless the right to receive such damages cannot be waived by applicable law.
5.Non disparagement.
a.Employee covenants and agrees that for a period of two (2) years following the Separation Date, Employee will not at any time, directly or indirectly, either orally, in writing, or through any medium (including, but not limited to posting on Internet sites or social media, or any other form of communication), disparage, defame, impugn, or otherwise damage or assail the reputation, integrity or professionalism of B&H or the Company, or any of their respective officers, directors, employees, agents or representatives; provided, however, nothing herein shall preclude Employee from testifying truthfully pursuant to a lawfully issued subpoena, from truthfully responding to or participating in any government inquiry.
b.B&H covenants and agrees that for a period of two (2) years following the Separation Date, no Bank employee, agent, or representative who is aware of this Agreement will at any time, directly or indirectly, orally, in writing or through any medium (including, but not limited to posting on Internet sites or social media, or any other form of communication), disparage, defame, impugn, or otherwise damage or assail the reputation, integrity, or professionalism of Employee to any person outside the Bank or the Company, provided, however, nothing herein shall preclude the Company from testifying truthfully pursuant to a lawfully issued subpoena or from truthfully responding to or participating in any government inquiry.
6.Section 409A Compliance. The intent of the Parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” In the event Employee executes a Release Agreement (and the expiration of any revocation rights provided therein) which could become effective in one
(1) of two (2) taxable years of Employee depending on when Employee executes and delivers the waiver and release, the waiver and release will be deemed executed in the later of such tax years. The Bank makes no representation that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Bank be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Employee on account of noncompliance with Section 409A.
7.Entire Agreement. This Agreement constitutes and contains the entire agreement and understanding concerning Employee’s employment and separation of employment, and the other subject matter addressed herein between the Parties, and supersedes and replaces all prior negotiations and all prior agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof, including, but not limited to, the CIC Agreement, except that Employee shall continue to be obligated to comply with the terms of any restrictive covenant or confidentiality agreement Employee executed in connection with Employee’s employment with B&H or the Company, including, but not limited to, those contained in Section 4 of the CIC Agreement. Employee acknowledges and agrees that the Separation Benefits provided in Section 2 of this Agreement constitute sufficient consideration for his obligations in Section 4 of the CIC Agreement and that he shall be bound by such obligations. This Agreement may not be amended or modified except by an agreement in writing signed by both Parties. The drafting of this Agreement shall be deemed a mutual endeavor by all Parties and shall not be construed against any single Party as the drafter.

8.Governing Law. This Agreement shall be governed by and subject to the laws and exclusive jurisdiction of the courts of the Commonwealth of Virginia located in the City of Alexandria.

9.Severability. In the event that one or more of the provisions of this Agreement shall for any reason be held to be illegal or unenforceable, this Agreement shall be revised only to the extent necessary to make such provision(s) legal and enforceable.

10.Enforcement; Attorneys’ Fees. Should either Party be required to bring a legal action to enforce the terms of this Agreement, including the terms of the release, the prevailing Party in such action shall be entitled to receive its attorneys’ fees and costs incurred in bringing or defending such action.

The Parties acknowledge that they have read the foregoing Agreement, understand its contents, and accept and agree to the provisions it contains and hereby execute it voluntarily and knowingly and with full understanding of its consequences.

PLEASE READ CAREFULLY. TIDS AGREEMENT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

/s/ Jeffrey Welch 12/27/2025 By: Jeffrey Welch	BURKE & HERBERT BANK & TRUST COMPANY /s/ Emily Debeniotis 01/02/2025 By: Emily Debeniotis Title: Executive Vice President – Executive Director of Human Resources